Exhibit 2.02

AMENDMENT NO. 1

TO

PURCHASE AGREEMENT

AMENDMENT NO. 1 (the “Amendment”) dated as of March 3, 2005 to the Purchase Agreement (the “Purchase Agreement”) dated November 22, 2004 between Penn Virginia Resource Partners, L.P., a Delaware limited partnership (“Buyer”) and Cantera Resources Holdings LLC, a Delaware limited liability company.

W I T N E S S E T H

WHEREAS, the parties hereto desire to amend the Purchase Agreement in certain respects;

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings given to them in the Purchase Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Purchase Agreement has the meaning assigned to such term in the Purchase Agreement. Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Purchase Agreement shall, after this Amendment becomes effective, refer to the Purchase Agreement as amended hereby.

Section 2. Amendment to Cover Page of the Purchase Agreement. The cover page of the Purchase Agreement is hereby amended by deleting the words “Cantera Natural Gas, LLC” appearing thereon and replacing such words with the words “Cantera Gas Resources, LLC”.

Section 3. Amendment to Section 1.01(a) of the Purchase Agreement. Section 1.01(a) of the Purchase Agreement is hereby amended by:

(a) (i) deleting the words “the Company” contained in the definition of “Balance Sheet” and replacing such words with the word “CNG” and (ii) adding the words “(other than Cantera Gas Company)” after the word “Subsidiaries” appearing in the definition of “Balance Sheet”;

(b) inserting the word “CNG,” before the word “the Company” contained in the definition of “Budgeted Expenditures”;

(c) deleting the definition of “Company” in its entirety and replacing it with the words “‘Company’ means Cantera Gas Resources, LLC, a Delaware limited liability company.”;

(d) inserting the words “‘CNG’ means Cantera Natural Gas, LLC, a Delaware limited liability company.” after the definition of “CMS Note and Security Agreement”;

(e) deleting the word “Company” contained in the definition of “Credit Agreement” and replacing such word with the word “CNG”;

(f) deleting (i) the words “the Company” each time such words appear in the definition of “Effective Date Net Working Capital Amount” and replacing them each such time with the word “CNG” and (ii) the words “(taking into account the distribution of the Distributed Assets as contemplated by Section 9.02(c))” appearing in the definition of “Effective Date Net Working Capital Amount” and replacing them with the words “(excluding any portion of such current assets and current liabilities relating to the Retained Assets)”;

(g) inserting the word “CNG,” before the word “the Company” contained in the definition of “Intellectual Property Right”;

(h) inserting the words “‘ordinary course of business’ means, when used in respect of the Company, the ordinary course of business of CNG.” after the definition of “Material Adverse Effect”;

(i) inserting the following words after the definition of S-X Financial Statements: “‘Texas Tax Lien’” means the Texas State Tax Lien which was filed for record by the State of Texas against the property of Continental Gas Processing LLC in Dallas County, Texas, on January 3, 2005, recorded in volume 003, Page 6848 and issued on February 18, 2005.”

(j) deleting the definition of “Subsidiary” in its entirety and replacing such definition with the following words:

“‘Subsidiary’ means any entity (including, for the avoidance of doubt, Cantera Gas Company) of which membership interests, securities or other ownership interests having the power to designate the managing member or ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by CNG; provided that, for purposes of this Agreement, none of Cantera Gas Holdings and its subsidiaries or Cantera Field Services Holdings shall be deemed to be Subsidiaries of CNG.”; and

(k) inserting the word “or CNG,” after the word “the Company” each time the words “the Company” appear in the definition of “Title Defect”.

Section 4. Amendment to Section 1.01(b) of the Purchase Agreement. Section 1.01(b) of the Purchase Agreement is hereby amended by (a) deleting the words “Company 401(k) Plan,” “Company Securities,” “Distributed Assets,” “Option Plan” and “Option” and the related section references therefrom and (b) adding, in alphabetical order within Section 1.01(b), the words “Assignment and Assumption Agreement,” “Amendment,” “Assignment,” “Authorizations,” “Consent,” “Consent Agreement,” “401(k) Plan,” “Gas Company Sale” and “Retained Assets” with the appropriate section references.

Section 5. Amendment to Section 2.01 of the Purchase Agreement. Section 2.01 of the Purchase Agreement is hereby amended by deleting the words “the Company” after the words “financed by the Seller and not paid or financed by” contained therein and replacing such words with the word “CNG”.

Section 6. Amendment to Section 2.02(b) of the Purchase Agreement. Section 2.02(b) of the Purchase Agreement is hereby amended by deleting the words thereof in their entirety and replacing such words with the words “Seller shall cause to be delivered to Buyer an agreement of assignment assigning to Buyer or its designee all of CNG’s right, title and interest to the Interests.”

Section 7. Amendment to Section 2.03 of the Purchase Agreement. Section 2.03 of the Purchase Agreement is hereby amended by (a) deleting the words “the Company and the Subsidiaries as of the Effective Date (taking into account the distribution of the Distributed Assets as contemplated by Section 9.02(c))” contained in Section 2.03(a)(x) and replacing such word with the words “CNG and the Subsidiaries as of the Effective Date (excluding the Retained Assets)” and (b) inserting the word “CNG,” before the word the Company contained in Section 2.03(d).

Section 8. Amendment to Section 2.04(c) of the Purchase Agreement. Section 2.04(c) of the Purchase Agreement is hereby amended by deleting the words “the Company” contained therein and replacing such words with the word “CNG”.

Section 9. Amendment to Section 2.06 of the Purchase Agreement. Section 2.06 of the Purchase Agreement is hereby amended by adding the following sentence at the end thereof: “Notwithstanding the foregoing, Buyer and Seller agree that the fair market value of Cantera Gas Company is not greater than $100,000.”

Section 10. Amendment to Preamble to Article 3 of the Purchase Agreement. The preamble to Article 3 of the Purchase Agreement is hereby amended by deleting the words thereof in their entirety and replacing such words with the words:

“Except as set forth in the Schedules hereto or as expressly contemplated by this Article 3, and assuming, for the purposes of all of the representations and warranties of Seller relating to CNG and the Company contained herein and for the purposes of determining whether the condition set forth in Section 9.02(a)(ii) has been satisfied, that the Assignment had been effected immediately prior to the date hereof, Seller represents and warrants to Buyer as of the date hereof that:”.

Section 11. Amendment to Section 3.01 of the Purchase Agreement. Section 3.01 of the Purchase Agreement is hereby amended by deleting the words “the Company” each time such words appear therein and replacing them each such time with the word “CNG”.

Section 12. Amendment to Section 3.02 of the Purchase Agreement. Section 3.02 of the Purchase Agreement is hereby amended by deleting the words thereof in their entirety and replacing such words with the words:

“Section 3.02. Seller Authorization. Without giving effect to the Amendment, (x) the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller and (y) this Agreement constitutes a valid and binding agreement of Seller. As of the date of the Amendment, (x) the execution, delivery and performance by Seller of this Agreement (giving effect to the Amendment) and the consummation of the transactions contemplated hereby are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller and (y) this Agreement (giving effect to the Amendment) constitutes a valid and binding agreement of Seller.”

Section 13. Amendment to Section 3.04 of the Purchase Agreement. Section 3.04 of the Purchase Agreement is hereby amended by (a) deleting the words “the Company” in clause (i) thereof and replacing such words with the word “CNG” and (b) inserting the word “CNG” (with a comma before or after such word as grammatically appropriate) after the word “Seller” each time such word appears in clauses (ii) and (iii) thereof (but not, for the avoidance of doubt, after the word “Seller” the first time such word appears in Section 3.04).

Section 14. Amendment to Section 3.05 of the Purchase Agreement. Section 3.05 of the Purchase Agreement is hereby amended by deleting the words “Except for the outstanding options to purchase membership interests of the Company (the “Options”) granted under the Company’s 2004 Option Plan (the “Option Plan”), all of which shall be terminated and cashed out in full by Seller at Seller’s expense on or prior to the Closing, there” contained in the second sentence thereof and replacing such words with the word “There”.

Section 15. Deletion of Section 3.06 of the Purchase Agreement. Section 3.06 of the Purchase Agreement is hereby amended by deleting the first word thereof and replacing such word with the words “As of the date of the Amendment, CNG”.

Section 16. Amendment to Section 3.08 of the Purchase Agreement. Section 3.08 of the Purchase Agreement is hereby amended by deleting the words “the Company” each time such words appear therein and replacing them each such time with the word “CNG”.

Section 17. Amendment to Section 3.09 of the Purchase Agreement. Section 3.09 of the Purchase Agreement is hereby amended by (a) deleting the words “Except as disclosed in Schedule 3.09 or as expressly contemplated by this Agreement” appearing at the beginning thereof and replacing such words with the words “Except (x) as disclosed in Schedule 3.09, (y) pursuant to the deemed Assignment as contemplated by the preamble to this Article 3 or (z) as expressly contemplated by this Agreement” and (b) inserting the word “CNG,” (i) after the words “ the business of” contained therein; and (ii) before the words “the Company” each time such words appear in Sections 3.09(d), 3.09(f), 3.09(g), 3.09(h) or 3.09(j) thereof.

Section 18. Amendment to Section 3.11 of the Purchase Agreement. Section 3.11 of the Purchase Agreement is hereby amended by (a) deleting the words “Distributed Assets” appearing therein and replacing them with the words “Retained Assets”; (b) deleting the words “the Company” in Section 3.11(a)(ii) and replacing such words with the word “CNG” and (c) deleting the first word of Section 3.11(b) and replacing such word with the words “Assuming the receipt of the consents referenced in Schedule 3.04, each”.

Section 19. Amendment to Section 3.12 of the Purchase Agreement. Section 3.12 of the Purchase Agreement is hereby amended by inserting the word “CNG,” after the words “threatened against or affecting, Seller,” contained therein.

Section 20. Amendment to Section 3.13 of the Purchase Agreement. Section 3.13 of the Purchase Agreement is hereby amended by (a) deleting the first word thereof and replacing such word with the words “None of CNG,” and (b) inserting the word “CNG,” after the words “permits and licenses held by Seller,” contained in the second sentence thereof.

Section 21. Amendment to Section 3.14(b) of the Purchase Agreement. Section 3.14(b) of the Purchase Agreement is hereby amended by deleting the words “Distributed Assets” appearing therein and replacing them with the words “Retained Assets”.

Section 22. Amendment to Section 3.15 of the Purchase Agreement. Section 3.15 of the Purchase Agreement is hereby amended by deleting the words “Distributed Assets” appearing therein and replacing them with the words “Retained Assets”.

Section 23. Amendment to Section 3.19 of the Purchase Agreement. Section 3.19 of the Purchase Agreement is hereby amended by deleting the words “the Company” and “The Company” each time such words appear in Sections 3.19(a), 3.19(b), 3.19(c) or 3.19(d) and replacing them each such time with the word “CNG”.

Section 24. Amendment to Section 3.21 of the Purchase Agreement. Section 3.21 of the Purchase Agreement is hereby amended by (a) inserting the word “the” before the word “Company” appearing in the first, third and fourth sentences thereof and (b) deleting the parenthesis after the word “real property transfer taxes” in the final sentence.

Section 25. Amendment to Section 3.22 of the Purchase Agreement. Section 3.22 of the Purchase Agreement is hereby amended by (a) inserting the word “CNG,” after the words “penalty has been received by Seller,” contained in Section 3.22(a); (b) inserting the word “CNG,” after the words “or in the possession or control of” and after the words “owned, operated or leased by,” in each case contained in Section 3.22(c); and (c) inserting the word “CNG,” after the words “owned, leased, and/or operated by” contained in Section 3.22(d).

Section 26. Amendment to Section 3.23 of the Purchase Agreement. Section 3.23 of the Purchase Agreement is hereby amended by (a) inserting the words “by “CNG” after the words “substantially the same manner as conducted” contained therein and (b) deleting the words “the Company shall, as contemplated by Section 9.02(c), distribute from the Company” contained in the proviso thereto and replacing such words with the words “CNG shall, as contemplated by Section 5.05, retain and shall not assign to the Company”.

Section 27. Amendment to Section 4.02 of the Purchase Agreement. Section 4.02 of the Purchase Agreement is hereby amended by deleting the words thereof in their entirety and replacing such words with the words:

“Section 4.02. Authorization. Without giving effect to the Amendment, (x) the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer and (y) this Agreement constitutes a valid and binding agreement of Buyer. As of the date of the Amendment, (x) the execution, delivery and performance by Buyer of this Agreement (giving effect to the Amendment) and the consummation of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer and (y) this Agreement (giving effect to the Amendment) constitutes a valid and binding agreement of Buyer.”

Section 28. Amendment to Section 5.01 of the Purchase Agreement. Section 5.01 of the Purchase Agreement is hereby amended by (a) inserting the word “CNG,” before the words “the Company” each time it appears therein; (b) deleting the words of Section 5.01(c)(i) in their entirety and replacing such words with the words “for the Assignment”; and (c) deleting the words “Distributed Assets” appearing in Section 5.01(i) and replacing them with the words “Retained Assets”.

Section 29. Amendment to Section 5.02 of the Purchase Agreement. Section 5.02 of the Purchase Agreement is hereby amended by inserting the word “CNG” (with a comma before or after such word as grammatically appropriate) before the words “the Company” and “or the Company” each time such words appear therein.

Section 30. Amendment to Section 5.04 of the Purchase Agreement. Section 5.04 of the Purchase Agreement is hereby amended by inserting the word “(a)” before the first word thereof and inserting the following words after the last word thereof:

“(b) As promptly as practicable after the date hereof, Seller shall use commercially reasonable efforts to obtain the release of the Texas Tax Lien.

(c) After the Closing, Seller shall use commercially reasonable efforts to assist Buyer in obtaining the release of any Lien encumbering any asset or property of the Company or any Subsidiary which was in existence prior to the Closing. In no event shall Seller be required to make any payments to any Person to cause the release or satisfaction of any Lien.”

Section 31. Amendment to Section 5.05 of the Purchase Agreement. Section 5.05 of the Purchase Agreement is hereby amended by deleting the words thereof in their entirety and replacing such words with the words:

“Section 5.05. Assignment and Assumption. (a) Immediately prior to Closing, Seller shall cause CNG and the Company to enter into the Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”) pursuant to which CNG shall assign to the Company the Purchased Assets (as defined in the Assignment and Assumption Agreement) and the Company shall assume the Assumed Liabilities

(as defined in the Assignment and Assumption Agreement), in each case subject to the terms thereof (such transactions, collectively, the “Assignment”); provided that the membership interests in Cantera Gas Holdings and the assets listed on Schedule 5.05 (collectively, the “Retained Assets”) shall not be assigned by CNG to the Company.

(b) In connection with the Assignment, Seller and Buyer shall use their respective commercially reasonable efforts to obtain, as promptly as practicable after the date hereof, all third-party consents required to consummate the transactions contemplated by the Assignment, including those described on Schedule 3.04 (collectively, the “Consents”). Buyer agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and no condition to the obligations of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any of such Consents. If any Consent is not obtained, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with the Assignment and Assumption Agreement, this Agreement and the provisions of any agreement pursuant to which such Consent is required (such agreement, a “Consent Agreement”). Seller will, and Seller shall cause CNG to, promptly pay to Buyer when received all monies received by Seller or CNG under any Consent Agreement or any claim or right or any benefit arising thereunder. Without limiting the generality of this Section 5.05(b), the parties agree that, until a Consent with respect thereto is obtained, CNG will continue as the lessee under the Dallas Office Lease Agreement referenced in Schedule 3.04 for the remaining term thereof and that Buyer shall pay to the lessor under such Dallas Office Lease Agreement all amounts due thereunder in a timely fashion; provided that, without prejudice to any other legal, equitable or contractual remedy available to Seller, if Buyer does not make timely payment of any amount due under such Dallas Office Lease Agreement, Seller shall be entitled, at its election, to be reimbursed by Buyer for, or to set off against any amounts due to Buyer pursuant to this Section 5.05(b), all amounts paid by Seller or any of its Affiliates under such Dallas Office Lease Agreement.

(d) Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Affiliates shall be obligated to renew or extend the term of any Consent Agreement, and, with respect to any particular Consent or related Consent Agreement, all obligations of Seller set forth in Section 5.05(b) shall terminate upon the earlier of (x) the obtaining of such Consent and (y) the expiration of the related Consent Agreement.”

Section 32. Amendment to Section 6.01 of the Purchase Agreement. Section 6.01 of the Purchase Agreement is hereby amended by inserting the word “CNG,” before the words “the Company” each time it appears therein.

Section 33. Amendment to Section 7.07 of the Purchase Agreement. Section 7.07 of the Purchase Agreement is hereby amended by deleting the words thereof in their entirety and replacing such words with the following words:

“Section 7.07. Certain Matters Relating to Cantera Gas Company. (a) After Closing, Buyer shall (i) use commercially reasonable efforts to obtain Federal Energy Regulatory Commission authorization for Cantera Gas Company’s abandonment of the Pipeline and (ii) cause an Affiliate of Buyer to use commercially reasonable efforts to obtain Federal Energy Regulatory Commission certificate authorization to acquire and operate the Pipeline (the “Authorizations”). Buyer shall promptly notify Seller of the receipt of the Authorizations. As promptly as practicable after obtaining the Authorizations, Buyer (i) shall cause Cantera Gas Company to convert into a limited liability company that does not elect to be treated as a corporation for tax purposes, (ii) shall, immediately thereafter, distribute the Pipeline to the Buyer Affiliate authorized for receipt thereof and (iii) shall, immediately thereafter, sell to CNG and CNG shall purchase from Buyer all of the limited liability company interests of Cantera Gas Company for $.01 (the “Gas Company Sale”).

(b) At the closing of the Gas Company Sale, Seller shall deliver $.01 in cash; Buyer shall deliver an agreement of assignment assigning to Buyer or its designee all of Buyer’s right, title and interest to the limited liability company interests of Cantera Gas Company; and Buyer and Seller shall each deliver such other documents relating to Cantera Gas Company and the Gas Company Sale as the other may reasonably request. The obligation of Buyer and Seller to consummate the Gas Company Sale shall be subject to (i) the satisfaction of Buyer and Seller as of the date of the closing of the Gas Company Sale that the Gas Company Sale shall not be prohibited by or violate any applicable law and (ii) the receipt by Seller of an officer’s certificate from Buyer to the effect that as of the date of the closing of the Gas Company Sale, Buyer has complied with the obligations set forth in Section 7.07(c).

(c) Except for the conversion contemplated by Section 7.07(a), Buyer hereby agrees that until the consummation of the Gas Company Sale, it shall cause Cantera Gas Company to act only as a special purpose vehicle to hold the Pipeline and to conduct no operations or activities through Cantera Gas Company other than those which are incidental to holding the Pipeline and transporting gas through it. Without limiting the generality of the foregoing but subject to the last sentence of this Section 7.07(c), Buyer shall not permit Cantera Gas Company to enter into any commitment, contract, lease, agreement or arrangement or to incur any obligation or liability, other than those liabilities and obligations arising directly from the CMS Note and Security Agreement, without Seller’s prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, for the avoidance of any misunderstanding, nothing herein shall prevent the Buyer and its Affiliates from operating the Pipeline in the ordinary course of business consistent with Seller’s and its Affiliates’ past practices.

(d) Effective as of and after the closing of the Gas Company Sale, Buyer shall indemnify Seller and its Affiliates against, and agrees to defend and hold each of them harmless from, any and all Damages threatened, suffered or incurred by Seller or any of its Affiliates arising out of or attributable to any event occurring, liability or obligation incurred or circumstance arising with respect to Cantera Gas Company after the Closing and prior to the closing of the Gas Company Sale and any Taxes imposed on Cantera Gas Company relating to any Tax period (or portion thereof) beginning after the Effective Date and ending on or before the date of the closing of the Gas Company Sale.”

Section 34. Amendment to Section 8.01 of the Purchase Agreement. Section 8.01 of the Purchase Agreement is hereby amended by (a) deleting Section 8.01(b)(iii)(A) in its entirety and replacing the words thereof with the following words:

“(A) With respect to CNG’s 401(k) retirement plan (“401(k) Plan”), immediately prior to the Closing Date, CNG shall fully vest all Transferred Employees under the 401(k) Plan.”

; (b) deleting the words “Company 401(k) Plan” each time they appear in Section 8.01 and replacing such words with the words “401(k) Plan”; and (c) deleting the word “Company’s” appearing in Section 8.01(d) and replacing such word with the word “CNG’s”.

Section 35. Amendment to Section 9.01(c) of the Purchase Agreement. Section 9.01(c) of the Purchase Agreement is hereby deleted in its entirety.

Section 36. Amendment to Section 9.02(a)(ii) of the Purchase Agreement. Section 9.02(a)(ii) of the Purchase Agreement is hereby amended by inserting the words “and in Amendment No. 1 to this Agreement between the parties hereto dated March     , 2005 (the “Amendment”)” after the words “the representations and warranties of Seller contained in this Agreement” contained therein.

Section 37. Amendment to Section 9.02(c) of the Purchase Agreement. Section 9.02(c) of the Purchase Agreement is hereby amended by deleting the words thereof in their entirety and replacing such words with the words “The Company and CNG shall have executed the Assignment and Assumption Agreement.”

Section 38. Amendment to Section 9.02(e) of the Purchase Agreement. Section 9.02(e) of the Purchase Agreement is hereby amended by inserting the word “CNG” before the words “the Company” appearing therein.

Section 39. Amendment to Section 9.02(g) of the Purchase Agreement. Section 9.02(g) of the Purchase Agreement is hereby amended by deleting the words “The Options shall have been terminated pursuant to Section 5.05 and the” and replacing such word with the word “The”.

Section 40. Amendment to Section 9.02(j) of the Purchase Agreement. Section 3.11 of the Purchase Agreement is hereby amended by deleting the words “Distributed Assets” appearing therein and replacing them with the words “Retained Assets”.

Section 41. Amendment to Section 11.01 of the Purchase Agreement. Section 11.01 of the Purchase Agreement is hereby amended by (a) inserting the words “5.04(b) and 5.05” after the word Sections contained therein and (b) inserting the word “7.07,” after the word “7.05,” contained therein.

Section 42. Amendment to Section 11.02 of the Purchase Agreement. Section 11.02 of the Purchase Agreement is hereby amended by deleting the words thereof in their entirety and replacing such words with the following words:

“Section 11.02. Indemnification for Certain Matters. (a) Effective as of and after the Closing, Seller hereby indemnifies Buyer and its Affiliates against and agrees to defend and hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ and accountants’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) threatened, suffered or incurred by Buyer or any of its Affiliates arising out of or attributable to (i) the Retained Assets or any liability or obligation of Cantera Gas Holdings or its subsidiaries, (ii) the obligations of CNG or any Subsidiary pursuant to either of the Enbridge Agreements, (iii) the CMS Note and Security Agreement, including Damages arising out of or attributable to any payments made by Cantera Gas Company pursuant to the CMS Note and Security Agreement or (iv) the Texas Tax Lien, provided that this Section 11.02 shall not apply to any Damages that are attributable to any liability for Taxes imposed on the Company or any Subsidiary or to any liabilities, costs, expenses (including expenses of investigation and attorneys’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any such Tax (indemnity for which shall be covered as provided in Section 11.03), other than, in each case, Taxes imposed pursuant to the Texas Tax Lien. In connection with the indemnity contemplated by Section 11.02(a)(iii), Seller shall, until the consummation of the Gas Company Sale, cause Cantera Gas Holdings to satisfy in full all payment obligations arising under the CMS Note and Security Agreement when due such that Cantera Gas Company is not required to make any payment under the CMS Note and Security Agreement.

(b) Effective as of and after the Closing, Buyer hereby indemnifies Seller and its Affiliates against and agrees to defend and hold each of them harmless from any and all Damages (including, for the avoidance of doubt, any Damages that are attributable to any liability for Taxes imposed on the Seller or any of its Affiliates relating to any Post-Effective Date Tax Period or to any liabilities, costs, expenses arising out of or incident to the imposition, assessment or assertion of any such Tax) threatened, suffered or incurred by Seller or any of its Affiliates arising out of or attributable to the Assumed Liabilities (as defined in the Assignment and Assumption Agreement).”

Section 43. Amendment to Section 11.06 of the Purchase Agreement. Section 11.06 of the Purchase Agreement is hereby amended by deleting the address for Metalmark Management LLC in its entirety therefrom and replacing such address with the following words:

“Metalmark Management LLC

1177 Avenue of the Americas, 40th Floor

New York, New York 10036

Attention: Eric Fry

Facsimile No.: (212) 823-1917

E-mail: eric.fry@metalmarkcapital.com”.

Section 44. Amendment to Section 11.14 of the Purchase Agreement. Section 11.14 of the Purchase Agreement is hereby amended by deleting the first three words thereof and replacing such words with the words “This Agreement and the Amendment constitute”.

Section 45. Amendment to Schedule 3.04 to the Purchase Agreement. Schedule 3.04 to the Purchase Agreement is hereby deleted in its entirety and replaced with the Schedule 3.04 set forth in Schedule I hereto.

Section 46. Amendment to Schedule 3.11 to the Purchase Agreement. Schedule 3.11 to the Purchase Agreement is hereby deleted in its entirety and replaced with the Schedule 3.11 set forth in Schedule II hereto.1

Section 47. Amendment to Schedule 3.21 to the Purchase Agreement. Schedule 3.21 to the Purchase Agreement is hereby deleted in its entirety and replaced with the Schedule 3.21 set forth in Schedule III hereto.

[1]	This revised schedule will reflect the removal of the contracts listed under Item 11 of Schedule 3.11.

Section 48. Insertion of Schedule 5.05 to the Purchase Agreement. Schedule 5.05 to the Purchase Agreement, as set forth in Schedule IV hereto, is hereby included in the Purchase Agreement.

Section 49. Deletion of Schedule 9.02(c) to the Purchase Agreement. Schedule 9.02(c) to the Purchase Agreement is hereby deleted in its entirety.

Section 50. Amendment to Exhibit A to the Purchase Agreement. Exhibit A to the Purchase Agreement is hereby deleted in its entirety and replaced with the Exhibit A set forth in Schedule V hereto.

Section 51. Insertion of Exhibit B to the Purchase Agreement. A new Exhibit B to the Purchase Agreement, as set forth in Schedule VI hereto, is hereby included in the Purchase Agreement.

Section 52. Representations and Warranties of Seller. Seller represents and warrants as follows to Buyer as of the date hereof, provided that none of the representations and warranties contained in this Section 52 shall survive beyond the Closing:

(a) Existence and Power of Cantera Gas Resources, LLC. Cantera Gas Resources, LLC (the “Company”) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, lease, and operate all properties and assets now owned, leased or operated by it, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect. The Company is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. A true and complete copy of the organizational documents of the Company have been made available to Buyer.

(b) Authorization. The execution, delivery and performance by Seller of this Amendment and the consummation of the transactions contemplated hereby are within Seller’s powers and have been duly authorized by all necessary action on the part of Seller. This Amendment constitutes a valid and binding agreement of Seller.

(c) Noncontravention. The execution, delivery and performance by Seller of this Amendment and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of organization or limited liability company operating agreement of Seller, (ii) violate any Applicable Law that is material to the business of Seller or its assets, or (iii) except as disclosed in

Schedule I hereto or as to matters which would not reasonably be expected to have a Material Adverse Effect, require any authorization, consent, waiver, or approval, or other action by any Person under, constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any agreement, contract, lease, license, instrument, decree, judgment or other arrangement binding upon Seller.

Section 53. Representations and Warranties of Buyer. Buyer represents and warrants as follows to Seller as of the date hereof, provided that none of the representations and warranties contained in this Section 53 shall survive beyond the Closing:

(a) Authorization. The execution, delivery and performance by Buyer of this Amendment and the consummation of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Amendment constitutes a valid and binding agreement of Buyer.

(b) Noncontravention. The execution, delivery and performance by Buyer of this Amendment and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of Buyer, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer.

Section 54. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 55. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers as of the day and year first above written.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

By:	Penn Virginia Resource GP, LLC, its general partner

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Vice President

CANTERA RESOURCES HOLDINGS, LLC

By:	/s/ Keith R. Finger
Name:	Keith R. Finger
Title:	Senior Vice President